Exhibit 99.1

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:
John J. Millerick
Senior Vice President, Chief Financial Officer,
and Treasurer
(978) 977-3000

Analogic Corporation Announces Sale of Cedara Software Corp. Shares

PEABODY, MA (February 17, 2005) – John Wood, President and Chief Executive Officer of Analogic Corporation (NASDAQ: ALOG), announced today that Analogic has sold the 4,580,461 shares representing its 14.6% interest in Cedara Software Corp. (TSX:CDE/
NASDAQ: CDSW), of Mississauga, Ontario, Canada. The Company realized net proceeds of $50,751,508 (U.S.) from the sale.

“Analogic originally invested in Cedara in September 2001 to secure access to leading-edge medical imaging software,” Wood said. “As a result of Cedara’s dramatic turnaround under the direction and leadership of Abe Schwartz and his management team, Cedara no longer requires Analogic’s ongoing support. Analogic has met and anticipates that it will continue to meet its goals and objectives in medical imaging software through various contractual arrangements and strategic alliances without the need to maintain an ownership interest in Cedara.”

Cedara recently signed a long-term contract to provide its advanced image-processing software to Analogic and its subsidiaries, including ANEXA™ Corporation, which provides next-generation, digital imaging solutions to select end-user markets such as orthopedic and trauma centers. Cedara and ANEXA also recently entered into a cooperative agreement whereby the direct sales organizations of the two companies will promote each other’s products and work jointly to offer end users in the North American market complete, integrated imaging solutions.

Analogic acquired a 19% interest in Cedara in September 2001, in return for an equity investment of $7,500,000 (U.S.) and other considerations. In May 2002, the Company acquired an additional 580,641 shares to maintain its equity interest at 19%. In fiscal 2004, the Company’s percentage of Cedara’s total shares outstanding decreased to 14.6%. When Cedara completed an equity offering of common shares in March 2004, Analogic did not exercise its preemptive right to maintain its ownership interest at 19%.

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, Cardiovascular Information Management, and Embedded Multiprocessing.